EXHIBIT 23.1

Deloitte	Hadjipavlou Sofianos & Cambanis S.A. Assurance & Advisory Services 250 - 254 Kifissias Ave. GR - 152 31 Halandri Athens, Greece Tel.: +30 (210) 6781.100 Fax: +30 (210) 6776.221 -2 www.deloitte.gr

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form F-1 of our reports dated May 15, 2008, relating to the combined financial statements of the Predecessor Businesses of Safe Bulkers, Inc. and of Safe Bulkers, Inc. appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

\s\ Deloitte. Hadjipavlou, Sofianos & Cambanis S.A.

Athens, Greece

May 15, 2008

Hadjipavlou Sofianos & Cambanis S.A.	Member of
Assurance & Advisory Services	Deloitte Touche Tohmatsu
Co. Reg. No. 28953/01AT/B93/2052

Thessaloniki: Adrianoupoleos Str., GR - 551 33 Kalamaria,
Tel.: +30 (2310) 406.500, Fax: +30 (2310) 416.447